Exhibit 4.3

EXECUTION COPY

STOCKHOLDERS AGREEMENT

by and among

Monotype Imaging Holdings Corp.,

the Management Stockholders named herein

and

the Investors named herein

Dated as of November 5, 2004

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6.4.	Directors and Officers’ Insurance; Charter and Bylaws	16
6.5.	Reimbursement of Directors	17
6.6.	Employee Agreements	17
6.7.	Lock-Up Agreements	17
6.8.	Material Adverse Change	17
6.9.	Indemnification	17

SECTION VII. MISCELLANEOUS PROVISIONS		19
7.1.	Reliance	19
7.2.	Legend on Securities	19
7.3.	Amendment and Waiver; Actions of the Board	19
7.4.	Notices	19
7.5.	Headings	21
7.6.	Counterparts	21
7.7.	Remedies; Severability	21
7.8.	Entire Agreement	21
7.9.	Adjustments	22
7.10.	Law Governing	22
7.11.	Successors and Assigns	22
7.12.	Dispute Resolution	22
7.13.	Termination	23
7.14.	Stockholder Lock-Up	23
7.15.	Confidentiality	24

EXHIBITS

Exhibit A	-	Form of Joinder Agreement
Exhibit B	-	Form of Employee Noncompetition, Confidential Information and Inventions Assignment Agreement

SCHEDULES

Schedule A	-	Investors

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“Company” shall have the meaning set forth in the preamble to this Agreement and shall include any successor thereto.

“Convertible Preferred Stock” shall mean the convertible preferred stock, par value $0.01 per share, of the Company (as more fully described in the Charter) and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for, or upon conversion of, such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“Director” shall mean a member of the Board of Directors.

“Equity Incentive Plan” means the Company’s 2004 Stock Option and Grant Plan, as amended from time to time.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“Material Adverse Effect” means a material adverse effect on the assets, liabilities, condition (financial or other), business, results of operations or prospects of the Company.

“Permitted Transferee” shall have the meaning set forth in Section 3.2 of this Agreement.

“Person” shall mean any individual, corporation, joint venture, trust, unincorporated organization, limited liability company, partnership, government and any agency or political subdivision thereof.

“Preferred Stock” shall mean the Redeemable Preferred Stock and the Convertible Preferred Stock.

“Proceeding” shall mean any complaint, lawsuit or similar legal action filed in any court and any investigation, formal or informal, by regulatory or self-regulatory authority or any other Person.

“Qualified Public Offering” shall have the meaning set forth in the Charter.

“Redeemable Preferred Stock” shall mean the redeemable preferred stock, par value $0.01 per share, of the Company, together with any shares issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for, or upon conversion of, such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

“Shares” shall mean, at any time, (i) shares of Common Stock, (ii) shares of Preferred Stock and (iii) any other equity securities now or hereafter issued by the Company, together with any options thereon and any other shares of stock issued or issuable with respect thereto (whether by way of a stock dividend, stock split or in exchange for, or upon conversion of, such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization); provided, however, that the term “Shares” shall not comprise any shares of Common Stock or options to purchase Common Stock issued under the Equity Incentive Plan or any other securities of the Company or any Affiliate thereof issued or issuable with respect thereto.

“Transfer” means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of, all or any portion of a security, any interest or rights in, a security, or any rights under this Agreement. “Transferred” means the accomplishment of a Transfer, and “Transferee” means the recipient of a Transfer.

“Two-Thirds Interest” shall mean Investors holding not less than 66 2/3% of the outstanding Shares held by all Investors, calculated in accordance with Section 1.3 hereof.

SECTION II. REPRESENTATIONS AND WARRANTIES

2.1. Representations and Warranties of the Management Stockholders. Each of the Management Stockholders, individually and not jointly, hereby represents, warrants and covenants to the Company and the Investors as follows: (a) such Management Stockholder has full authority, power and capacity to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of such Management Stockholder enforceable against it in accordance with its terms; and (c) the execution, delivery and performance by such Management Stockholder of this Agreement (i) does not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to such Management Stockholder, or require such Management Stockholder to obtain any approval, consent or waiver of, or to make any filing with, any other Person that has not been obtained or made and (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Management Stockholder is a party or by which the property of such Management Stockholder is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of such Management Stockholder.

2.2. Representations and Warranties of the Investors . Each of the Investors, individually and not jointly, hereby represents, warrants and covenants to the Company and the Management Stockholders as follows: (a) such Investor has full authority, power and capacity to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of such Investor enforceable against it in accordance with its terms; and (c) the execution, delivery and performance by such Investor of this Agreement (i) does not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to such Investor, or require such Investor to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made and (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which such Investor is a party or by which the property of such Investor is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of such Investor.

2.3. Representations and Warranties of the Company. The Company hereby represents, warrants and covenants to the Investors and the Management Stockholders as follows: (a) the Company has full authority, power and capacity to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms; and (c) the execution, delivery and performance by the Company of this Agreement (i) does not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to the Company, or require the Company to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made and (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company is a party or by which the property of the Company is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of the Company.

SECTION	III. RESTRICTIONS ON TRANSFER; RIGHT OF FIRST REFUSAL; CO-SALE PROVISIONS; DRAG ALONG

3.1. Restrictions on Transfer. Each Management Stockholder and D.B. Zwirn agrees that such Management Stockholder or D.B. Zwirn, as applicable, will not, without the prior written consent of a Two-Thirds Interest, Transfer all or any portion of the Shares now owned or hereafter acquired by such Management Stockholder or D.B. Zwirn, as applicable, except in connection with, and strictly in compliance with, the provisions of this Section III.

3.2. Permitted Transfers. Notwithstanding anything herein to the contrary, the provisions of Sections 3.3 and 3.4 shall not apply to Transfers of the type described below in subsections (a), (b), (c) or (d); provided that, in the case of any such Transfer, the Transferee shall have entered into a Joinder Agreement in order for such Transfer to have become effective, providing that all Shares so Transferred shall continue to be subject to all provisions of this Agreement as if such Shares were still held by such Management Stockholder or D.B. Zwirn, as applicable, except that no further Transfer shall thereafter be permitted hereunder except in compliance with Sections 3.3 and 3.4:

(a) Transfers by any Management Stockholder to (i) any of such Management Stockholder’s children, stepchildren or grandchildren (or any of their spouses), parents, stepparents, grandparents, spouse, domestic partner, siblings, in-laws or persons related by reason of legal adoption (collectively, the “Family Members”), (ii) any trust for the benefit of such Management Stockholder and/or such Family Members, (iii) any charitable trust or foundation the trustees of which include such Management Stockholder and/or Family Members and (iv) any limited partnership or limited liability company the sole partners or members of which are such Management Stockholder and/or Family Members;

(b) Transfers upon the death of any Management Stockholder to such Management Stockholder’s heirs, executors or administrators or to a trust under such Management Stockholder’s will, or Transfers between such Management Stockholder and such Management Stockholder’s guardian or conservator;

(c) Transfers by any Management Stockholder to any other Management Stockholder as long as such other Management Stockholder is an employee or director of the Company or one of its Subsidiaries at the time such Transfer is completed; and

(d) Transfers by D.B. Zwirn to any of its Affiliates and Transfers by any Affiliate of D.B. Zwirn to D.B. Zwirn or any other Affiliate of D.B. Zwirn.

Notwithstanding anything to the contrary in this Agreement, and without limiting the rights of the Company set forth in Section 3.8 of this Agreement, if a Transferee that is a party to a Transfer described in this Section 3.2 fails to execute a Joinder Agreement, such Transferee shall take any Shares so Transferred subject to all provisions of this Agreement as if such Shares were still held by D.B. Zwirn or the Management Stockholder making such Transfer, as applicable, and no further Transfer shall thereafter be permitted or recognized, whether or not they so agree in writing.

3.3. Right of Refusal. In the event that any of the Management Stockholders or D.B. Zwirn entertains a bona fide, arm’s length offer (a “Transaction Offer”) from any other Person (a “Buyer”) to purchase for cash all or any portion of the Shares held by such Management Stockholder or D.B. Zwirn, as applicable, such Management Stockholder or D.B. Zwirn, as applicable (a “Transferring Stockholder”), may, subject to the provisions of Section 3.4 hereof, Transfer such Shares pursuant to and in accordance with the following provisions of this Section 3.3:

(a) Offer Notice. The Transferring Stockholder shall cause the Transaction Offer and all of the terms thereof to be reduced to writing and shall (i) promptly notify the Company and each of the Investors of such Transferring Stockholder’s desire to effect the Transaction Offer (such notice, the “Offer Notice”) and (ii) otherwise comply with the provisions of this Section 3.3 and, if applicable, Section 3.4. The Offer Notice shall constitute an irrevocable offer to sell all, but not less than all, of the Shares that are the subject of the Transaction Offer (the “Offered Shares”) to the Investors, on the basis described below, at a purchase price equal to the price contained in, and on the same terms and conditions as, the Transaction Offer. The Offer Notice shall be accompanied by a true copy of the Transaction Offer (which shall identify the Buyer and all relevant information in connection therewith).

(b) Investors’ Option. At any time within thirty (30) days after receipt by the Investors of the Offer Notice (the “Investor Option Period”), each Investor or any of its Affiliates, including future funds that have affiliated but not identical general partners, may elect to accept the offer of the Transferring Stockholder to purchase a portion of the Offered Shares and shall give written notice of such election (the “Investor Acceptance Notice”) to the Transferring Stockholder and each other Investor within the Investor Option Period, which notice shall indicate the maximum number of Offered Shares that the Investor is willing to purchase, including the number of Offered Shares it would purchase if one or more other Investors do not elect to purchase their Pro Rata Fractions (as defined in paragraph (c) below); provided, however, that the Investors must collectively purchase all of the Offered Shares. An Investor Acceptance Notice shall constitute a valid, binding and enforceable agreement for the sale and purchase of the Offered Shares covered by such Investor Acceptance Notice. The closing for the purchase of Offered Shares by the Investors or any of their Affiliates under this Section 3.3(b) shall take place within thirty (30) days following the expiration of the Investor Option Period at the offices of the Company or on such other date or at such other place as may be agreed to by the Transferring Stockholder and such Investors or Affiliates. The Transferring Stockholder shall notify the Investors promptly if any Investor or Affiliate fails to offer to purchase all of its Pro Rata Fraction.

(c) Allocation of Offered Shares among Investors. Upon the expiration of the Investor Option Period, the number of Offered Shares to be purchased by each Investor or any of its Affiliates shall be determined as follows: (i) first, there shall be allocated to each Investor electing to purchase a number of Offered Shares equal to the lesser of (A) the number of Offered Shares as to which such Investor accepted the offer to purchase, as set forth in its respective Investor Acceptance Notice and (B) such Investor’s Pro Rata Fraction (as defined below), and (ii) second, the balance, if any, not allocated under clause (i) above, shall be allocated to those Investors that, within the Investor Option Period, delivered an Investor Acceptance Notice that accepted the offer to purchase with respect to a number of Offered Shares that exceeded their respective Pro Rata Fractions, in each case on a pro rata basis in proportion to the number of Shares held by each such Investor up to the amount of such excess. As used herein, an Investor’s “Pro Rata Fraction” shall be equal to the product obtained by multiplying (x) the total number of Offered Shares by (y) a fraction, the numerator of which is the total number of Shares owned by such Investor, and the denominator of which is the total number of Shares held by all Investors, in each case calculated as of the date of the Offer Notice.

(d) Sale to Third Party. If the Investors do not elect to exercise the rights to purchase under this Section 3.3 with respect to all of the Offered Shares, the Transferring Stockholder may sell such Shares to the Buyer on the terms and conditions set forth in the Offer Notice, subject to the provisions of Section 3.4. If the Transferring Stockholder’s sale to a Buyer is not consummated in accordance with the terms of Section 3.4, the Transaction Offer shall be deemed to lapse, and any Transfers of Shares arising out of or resulting from such Transaction Offer shall be in violation of the provisions of this Agreement unless the Transferring Stockholder sends a new Offer Notice and once again complies with the provisions of this Section 3.3 with respect to such Transaction Offer.

3.4. Co-Sale Option of Investors. If a Transferring Stockholder provides an Offer Notice to sell Offered Shares and the Investors do not elect to exercise the rights to purchase under Section 3.3 with respect to all of the Offered Shares, the Transferring Stockholder may sell such Offered Shares to the Buyer on the terms and conditions set forth in the Offer Notice, subject to the provisions of this Section 3.4 that are set forth below:

(a) Co-Sale Notice. As soon as practicable following the expiration of the Investor Option Period, and in no event later than five (5) days thereafter, the Transferring Stockholder shall provide notice to each of the Investors (the “Co-Sale Notice”) of its right to participate in the Transaction Offer on a pro rata basis (according to the allocation prescribed by Section 3.4(c)) with the Transferring Stockholder (the “Co-Sale Option”). To the extent one or more Investors exercise their Co-Sale Option in accordance with this Section 3.4, the number of Shares that the Transferring Stockholder may Transfer pursuant to the Transaction Offer shall be correspondingly reduced.

(b) Investor Acceptance. Each of the Investors shall have the right to exercise its Co-Sale Option by giving written notice (the “Co-Sale Acceptance Notice”) to the Transferring Stockholder within ten (10) days after receipt by such Investor of the Co-Sale Notice (the “Co-Sale Election Period”). Each Co-Sale Acceptance Notice shall set forth the maximum number of Shares subject thereto that the Investor wishes to sell, including the number of Shares it would sell if one or more other Investors do not elect to participate in the sale on the terms and conditions stated in the Offer Notice. Any Investor holding Preferred Stock shall be permitted to sell to a Buyer in connection with any exercise of the Co-Sale Option, at its option, (i) shares of Common Stock acquired upon conversion of such Preferred Stock or (ii) shares of Preferred Stock; provided, that in the case of (A) the sale of Convertible Preferred Stock, such Buyer shall pay for each such share the greater of (1) the full liquidation preference of each such share of Convertible Preferred Stock and (2) the sum of the liquidation preference of each share of Redeemable Preferred Stock issuable upon conversion of such share of Convertible Preferred Stock and the relevant price per share of the underlying shares of Common Stock and (B) the sale of Redeemable Preferred Stock, the full liquidation preference of each such share of Redeemable Preferred Stock.

(c) Allocation of Shares. Each Investor shall have the right to sell pursuant to the Transaction Offer that portion of its Shares that is equal to or less than the product obtained by multiplying (i) the total number of Shares available for sale to the Buyer subject to the Transaction Offer by (ii) a fraction, the numerator of which is the total number of Shares owned by such Investor and the denominator of which is the total number of Shares held by all Investors and the Transferring Stockholder, in each case, as of the date of the Offer Notice, subject to increase as hereinafter provided. If any Investor does not elect to sell the full amount of such Shares that such Investor is entitled to sell pursuant to this Section 3.4, then any other Investors that have elected to sell Shares shall have the right to sell, on a pro rata basis (based on the number of Shares held by each such Investor) with any other Investors and up to the maximum number of Shares stated in each such Investor’s Co-Sale Acceptance Notice, any Shares not elected to be sold by such Investor.

(d) Co-Sale Closing. Within ten (10) calendar days after the end of the Co-Sale Election Period, the Transferring Stockholder shall promptly notify each participating Investor of the number of Shares held by such Investor that will be included in the sale and the date on which the Transaction Offer will be consummated, which shall be no later than the date that is the later of (i) sixty (60) calendar days after the end of the Co-Sale Election Period and (ii) the date of the satisfaction of any governmental approval or filing requirements relating to such sale. Each participating Investor may effect its participation in any Transaction Offer hereunder by delivering to the Buyer, or to the Transferring Stockholder for delivery to the Buyer, one or more instruments or certificates, properly endorsed for transfer, representing the Shares such Investor elects to sell pursuant thereto. At the time of consummation of the Transaction Offer, the Transferring Stockholder shall cause the Buyer to remit directly to each participating Investor that portion of the sale proceeds to which the participating Investor is entitled by reason of its participation in the Transaction Offer. No Shares may be purchased by the Buyer from the Transferring Stockholder unless the Buyer simultaneously purchases from the participating Investors all of the Shares that they have elected to sell pursuant to this Section 3.4.

(e) Sale to Third Party. Any Shares held by a Transferring Stockholder that are the subject of a Transaction Offer and that the Transferring Stockholder desires to Transfer to a Buyer in compliance with this Section 3.4, may be sold to such Buyer only during the period specified in Section 3.4(d) and only on terms no more favorable to the Transferring Stockholder than those contained in the Offer Notice. Promptly after such Transfer, the Transferring Stockholder shall notify the Company and the Investors of the consummation thereof and shall furnish such evidence of the completion and time of completion of the Transfer and of the terms thereof. Prior to the effectiveness of any Transfer to a Buyer hereunder, such Buyer shall have entered into a Joinder Agreement, and such Buyer shall have all the rights and obligations hereunder as if such Buyer were a Management Stockholder or D.B. Zwirn, as applicable. In the event that the Transaction Offer is not consummated within the period required by this Section 3.4 or the Buyer fails timely to remit to each participating Investor its respective portion of the sale proceeds, the Transaction Offer shall be deemed to lapse, and any Transfer of Shares arising out of or resulting from such Transaction Offer shall be in violation of the provisions of this Agreement unless the Transferring Stockholder sends a new Offer Notice with respect to such Offered Shares and once again complies with the provisions of Section 3.3 and Section 3.4 with respect to such Transaction Offer.

3.5. Co-Sale Option of Management Stockholders. If any one or more of the Investors entertains a Transaction Offer from a Buyer that is not an Affiliate of such Investor to purchase all or any portion of the Shares held by such Investor, such Investor (each, a “Transferring Investor”) may sell such Shares to the Buyer on the terms and conditions of the Transaction Offer, subject to the provisions of this Section 3.5 that are set forth below:

(a) Co-Sale Notice. The Transferring Investor shall provide notice to each Management Stockholder and other Investor (the “Stockholder Co-Sale Notice”) of its right to participate in the Transaction Offer on a pro rata basis (according to the allocation prescribed by

Section 3.5(c)) with the Transferring Investor (the “Stockholder Co-Sale Option”). If one or more Management Stockholders or other Investors (each, a “Participating Stockholder”) exercise their Stockholder Co-Sale Option in accordance with this Section 3.5, the number of Shares that the Transferring Investor may Transfer in the Transaction Offer shall be correspondingly reduced. The Stockholder Co-Sale Notice shall be accompanied by a true copy of the Transaction Offer (which shall identify the Buyer and all relevant information in connection therewith).

(b) Acceptance. Each Management Stockholder and such other Investor shall have the right to exercise its Stockholder Co-Sale Option by giving written notice (the “Stockholder Co-Sale Acceptance Notice”) to the Transferring Investor within ten (10) days after receipt by such Management Stockholder or other Investor of the Management Stockholder Co-Sale Notice (the “Stockholder Co-Sale Election Period”). Each Stockholder Co-Sale Acceptance Notice shall indicate the maximum number of Shares subject thereto that the Participating Stockholder wishes to sell, including the number of Shares it would sell if one or more other Management Stockholders or other Investors do not elect to participate in the sale on the terms and conditions stated in the Offer Notice.

(c) Allocation of Shares. Each Participating Stockholder shall have the right to sell pursuant to the Transaction Offer that portion of its Shares that is equal to or less than the product obtained by multiplying (i) the total number of Shares available for sale to the Buyer subject to the Transaction Offer by (ii) a fraction, the numerator of which is the total number of Shares owned by such Participating Stockholder and the denominator of which is the total number of Shares held by all Participating Stockholders and the Transferring Investor, in each case, as of the date of the Offer Notice, subject to increase as hereinafter provided. If any Participating Stockholder does not elect to sell the full amount of such Shares that such Participating Stockholder is entitled to sell pursuant to this Section 3.5, then any Participating Stockholders that have elected to sell Shares shall have the right to sell, on a pro rata basis (based on the number of Shares held by each such Participating Stockholder) with any other Participating Stockholders and up to the maximum number of Shares stated in each such Participating Stockholder’s Stockholder Co-Sale Acceptance Notice, any Shares not elected to be sold by such Participating Stockholder.

(d) Co-Sale Closing. Within ten (10) calendar days after the end of the Stockholder Co-Sale Election Period, the Transferring Investor shall promptly notify each Participating Stockholder of the number of Shares held by such Participating Stockholder that will be included in the sale and the date on which the Transaction Offer will be consummated, which shall be no later than the date that is the later of (i) sixty (60) calendar days after the end of the Stockholder Co-Sale Election Period and (ii) the date of the satisfaction of any governmental approval or filing requirements relating to such sale. Each Participating Stockholder may effect its participation in any Transaction Offer hereunder by delivering to the Buyer, or to the Transferring Investor for delivery to the Buyer, one or more instruments or certificates, properly endorsed for transfer, representing the Shares it elects to sell pursuant thereto. At the time of consummation of the Transaction Offer, the Transferring Investor shall cause the Buyer to remit directly to each Participating Stockholder that portion of the sale proceeds to which the Participating Stockholder is entitled by reason of its participation in the

Transaction Offer. No Shares may be purchased by the Buyer from the Transferring Investor unless the Buyer simultaneously purchases from the Participating Stockholders all of the Shares that they have elected to sell pursuant to this Section 3.5.

(e) Sale to Third Party. Any Shares held by a Transferring Investor that are the subject of a Transaction Offer and that the Transferring Investor desires to Transfer to a Buyer in compliance with this Section 3.5, may be sold to such Buyer only during the period specified in Section 3.5(d) and only on terms no more favorable to the Transferring Investor than those set forth in the Stockholder Co-Sale Notice. Promptly after such Transfer, the Transferring Investor shall notify the Company and the Management Stockholders and other Investors of the consummation thereof and shall furnish such evidence of the completion and time of completion of the Transfer and of the terms thereof as may reasonably be requested. If the Transaction Offer is not consummated within the period required by this Section 3.5 or the Buyer fails timely to remit to each Participating Stockholder its respective portion of the sale proceeds, the Transaction Offer shall be deemed to lapse, and any Transfer of Shares arising out of or resulting from such Transaction Offer shall be in violation of the provisions of this Agreement unless the Transferring Investor sends a new Stockholder Co-Sale Notice with respect to such Shares and once again complies with the provisions of Section 3.5 with respect to such Transaction Offer.

3.6. Drag Along.

(a) Upon a Sale Event (as defined below), each Management Stockholder and Investor shall, upon the written request of a Two-Thirds Interest (i) sell, transfer and deliver, or cause to be sold, transferred and delivered, to the Third Party Buyer (as defined below) a pro rata portion of its Shares on the same terms applicable to the Two-Thirds Interest (with due reflection of the relative rights and preferences of the Shares as provided in the Charter), and (ii) execute and deliver such instruments of conveyance and transfer and take such other action, including voting such Shares in favor of any Sale Event proposed by the Two-Thirds Interest and executing any purchase agreements, merger agreements, indemnity agreements, escrow agreements or related documents, as such Two-Thirds Interest and the Third Party Buyer may reasonably require in order to carry out the terms and provisions of this Section 3.6 (the “Drag-Along Right”). Notwithstanding the foregoing, no Management Stockholder in connection with any Sale Event shall be required to make any representations and warranties other than (i) representations and warranties as to the title of its Shares and its power, authority and right to enter into the Sale Event without contravention of law or contract and (ii) such representations and warranties concerning the Company as the Two-Thirds-Interest shall make; provided, however, that any liability for any breach thereof shall be borne by each Management Stockholder on a pro rata basis based upon the consideration in respect of its Shares received by the Management Stockholder and shall not exceed the amount of such consideration received by the Management Stockholder. Further, notwithstanding the foregoing, no Management Stockholder shall be required to execute any purchase agreements, merger agreements, indemnity agreements, escrow agreements or related documents containing terms applicable to the Management Stockholder that are different in any material respect from the terms applicable to the Two-Thirds Interest (after due adjustment for the relative rights and preferences of the Shares as provided in the Charter).

(b) For purposes of this Section 3.6:

(i) a “Sale Event” shall mean a bona fide negotiated transaction with a third party in which the Two-Thirds Interest have determined (A) to sell their Shares in a transaction that will result in a majority of the voting power of the Company immediately prior to such transaction being transferred to such third party, (B) to sell or otherwise dispose of all or substantially all of the assets of the Company or (C) to cause the Company to merge with or into, or consolidate with, any non-Affiliate(s) of the Company; and

(ii) A “Third Party Buyer” shall mean the buyer or buyers in Section 3.6(b)(i)(A) or (B), and the surviving entity in Section 3.6(b)(i)(C).

(c) Not less than thirty (30) days prior to the date proposed for the closing of any Sale Event, the Two-Thirds Interest shall give notice to each of the Management Stockholders and Investor setting forth in reasonable detail the name or names of the Third Party Buyer, the terms and conditions of the Sale Event, including the purchase price, and the proposed closing date.

3.7. Contemporaneous Transfers. If two or more Management Stockholders or Investors propose concurrent Transfers that are subject to this Section III, then the relevant provisions of Section 3.3 and Section 3.4, as applicable, shall apply separately to each such proposed Transfer.

3.8. Effect of Prohibited Transfers. If any Transfer by any Management Stockholder or Investor is made or attempted in violation of the provisions of this Agreement, (a) such purported Transfer shall be void ab initio, (b) the Company and the other parties hereto shall have, in addition to any other legal or equitable remedies available to them, the right to enforce the provisions of this Agreement by actions for specific performance (to the extent permitted by law) and (c) the Company shall have the right to refuse to recognize any Transferee of such Management Stockholder or Investor for any purpose.

3.9. Assignment of Rights. Subject to Section 7.11 hereof (and, in the case of D.B. Zwirn, Sections 3.1, 3.2, 3.3 and 3.4 hereof), each Investor shall have the right to assign its rights under this Section III to any Transferee of such Investor’s Shares, and any such Transferee shall be deemed within the definition of an “Investor” for purposes of this Section III.

SECTION IV. RIGHTS TO PURCHASE

4.1. Right to Participate in Certain Sales of Additional Securities. The Company agrees that it will not sell or issue or agree to sell or issue: (a) any shares of capital stock of the Company, (b) any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company or (c) any options, warrants or rights to purchase shares of capital stock of the Company, unless the Company first submits a written notice to each Management Stockholder and Investor identifying the terms of the proposed sale (including price, number or aggregate principal amount of securities and all other material terms), and offers to each

Management Stockholder and Investor who is an “accredited investor,” as such term is defined in Rule 501 under the Securities Act (an “Eligible Person”), the opportunity to purchase its Pro Rata Allotment (as hereinafter defined) of the securities (subject to increase for over-allotment if some Eligible Persons do not fully exercise their rights) on terms and conditions, including price, not less favorable than those on which the Company proposes to sell such securities to third party (a “Pre-Emptive Right Notice”). The Company’s offer pursuant to this Section 4.1 shall remain open and irrevocable for a period of twenty (20) days following receipt by the Eligible Persons of such written notice.

4.2. Eligible Person Acceptance. Each of the Eligible Persons shall have the right to purchase its Pro Rata Allotment by giving written notice of such intent to participate (the “Pre-emptive Right Acceptance Notice”) to the Company within twenty (20) days after receipt by such Eligible Person of the Pre-Emptive Right Notice (the “Pre-Emptive Right Acceptance Election Period”). Each Pre-Emptive Right Acceptance Notice shall set forth the maximum number of Shares subject thereto that the Eligible Person wishes to buy, including the number of Shares it would buy if one or more other Eligible Persons elected not to participate in the sale on the terms and conditions stated in the Pre-Emptive Right Notice.

4.3. Calculation of Pro Rata Allotment. Each Eligible Person’s “Pro Rata Allotment” of such securities shall be based on the ratio that the number of Shares owned by such Eligible Person bears to all of the issued and outstanding Shares as of the date of such written offer. If one or more Eligible Persons elects not to purchase their respective Pro Rata Allotment, each of the electing Eligible Persons may purchase such securities of each such non-electing Eligible Person’s allotments (taking into account the maximum amount each is wishing to purchase) on a pro rata basis, based upon the relative holdings of Shares of each of the electing Eligible Persons in the case of over-subscription.

4.4. Sale to Third Party. Any securities so offered that are not purchased by the Eligible Persons pursuant to the offer set forth in Section 4.1 above may be sold by the Company, but only on terms and conditions not more favorable to the purchaser than those set forth in the applicable Pre-Emptive Right Notice, at any time after five (5) days but within thirty (30) days following the termination of the applicable Pre-Emptive Right Acceptance Election Period, but may not be sold to any other Person or on terms and conditions, including price, that are more favorable to the purchaser than those set forth in such offer or after such 30-day period without renewed compliance with this Section IV.

4.5. Exceptions to Pre-Emptive Rights. Notwithstanding the foregoing, the rights granted to Eligible Persons under this Section IV shall be inapplicable with respect to (i) the issuance of up to an aggregate of 790,909 shares of Common Stock (as appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock distribution, stock dividend or similar event) issued or issuable in connection with, or upon the exercise of, options or other awards granted or to be granted to employees, officers or directors of the Company pursuant to the Equity Incentive Plan, including shares of Common Stock issued in replacement of shares of such Common Stock repurchased or issuable upon the exercise of any options to purchase shares of such Common Stock, to the extent permitted under the Equity Incentive Plan, (ii) securities issued as a result of any stock split, stock dividend, reclassification or reorganization or similar event with respect to the Shares, (iii) shares of Common Stock or Redeemable Preferred Stock issued upon conversion of, or as a dividend on, the Convertible Preferred Stock, (iv) securities issued as consideration for the purchase of stock or assets in any acquisition or merger that is approved by a Two-Thirds Interest or (v) any other securities issued with the approval of (A) a Two-Thirds Interest and (B) Management Stockholders holding not less than a majority of the outstanding Shares held by all Management Stockholders, calculated in accordance with Section 1.3 hereof (a “Management Stockholder Majority”).

4.6. Assignment of Rights. Subject to Section 7.11 hereof, each Eligible Person shall have the right to assign its rights under this Section IV to any permitted Transferee of such Eligible Person’s Shares, and shall further have the right to Transfer such Eligible Person’s right to accept any particular offer under Section 4.1 hereof, and any such Transferee shall be deemed within the definition of an “Eligible Person” for purposes of this Section IV.

4.7. Company Repurchase. If any Management Stockholder ceases to be an employee of the Company, Monotype or any other subsidiary of the Company for any reason other than a termination of such Management Stockholder’s employment (a) without Cause or for Good Reason (as each such term is defined in the Equity Incentive Plan and construed herein as though such Management Stockholder were a “grantee” under such definitions) or (b) upon the retirement of such Management Stockholder at or after the age of sixty (60) pursuant to the established policies of the Company, the Company may elect, within ninety (90) days of the date such employment ceased (an “Employment Termination Date”) and regardless of whether such Management Stockholder may remain a Director, to repurchase all of the Shares held by such Management Stockholder at a price equal to the fair market value of such Shares as of the applicable Employment Termination Date, as determined in good faith by (i) a majority of the Board of Directors and (ii) a majority of the Directors who are Management Stockholder Nominees (as defined below), excluding, in each case, such Management Stockholder if such Management Stockholder is a Director at the time of such determination.

SECTION V. ELECTION OF DIRECTORS

5.1. Management Stockholder Board Representation. Each Management Stockholder and Investor agrees to vote all of its Shares having voting power (and any other Shares over which such Management Stockholder or Investor exercises voting control) and to take such other actions as are necessary to elect and continue in office as members of the Board of Directors three (3) Persons (each, a “Management Stockholder Nominee”) nominated by a Management Stockholder Majority, which Management Stockholder Nominees shall initially be Robert M. Givens, Douglas J. Shaw and John Seguin; provided that all Management Stockholder Nominees must be employees of the Company, Monotype or another of the Company’s wholly-owned subsidiaries; provided further that any Management Stockholder Nominee who is not one of such initial Management Stockholder Nominees must be reasonably acceptable to a Two-Thirds Interest.

5.2. Removal; Vacancies. Each Management Stockholder and Investor agrees to vote all of its Shares having voting power (and any other Shares over which such Management

Stockholder or Investor exercises voting control) or take any other action necessary for the removal from office of any Director who was a Management Stockholder Nominee upon the request of a Management Stockholder Majority, and for the election to the Board of Directors of a substitute Director for such Management Stockholder Nominee nominated by such Management Stockholder Majority. Each Management Stockholder and Investor further agrees to vote all of its Shares having voting power (and any other Shares over which such Management Stockholder or Investor exercises voting control) in such manner or take any other action as shall be necessary or appropriate to ensure that any vacancy on the Board of Directors with respect to any Management Stockholder Nominee (or substitute therefore) that has occurred for any reason shall be filled in accordance with the provisions of this Section V.

SECTION VI. COVENANTS OF THE COMPANY AND MANAGEMENT STOCKHOLDERS

The Company covenants and agrees with each of the Investors that:

6.1. Financial Statements, Reports, Etc. The Company shall furnish to each Investor the following reports:

(a) Annual Financial Statements. Within ninety (90) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries as of the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, prepared in accordance with generally accepted accounting principles and certified by a firm of independent public accountants of recognized national standing selected by the Board of Directors of the Company;

(b) Quarterly Financial Statements. Within forty-five (45) days after the end of each fiscal quarter of the Company, a consolidated balance sheet of the Company and its subsidiaries and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended, unaudited but prepared in accordance with generally accepted accounting principles and certified by the chief financial officer of the Company, such consolidated balance sheet to be as of the end of such quarter and such consolidated statements of income, stockholders’ equity and cash flows to be for such quarter and for the period from the beginning of the fiscal year to the end of such quarter, in each case with comparative statements for the prior fiscal year;

(c) Monthly Financial Statements. Within twenty-five (25) days after the end of each month in each fiscal year (other than the last month in each fiscal year), a consolidated balance sheet of the Company and its subsidiaries and the related consolidated statements of income, stockholders’ equity and cash flows for the monthly period then ended, unaudited but prepared in accordance with generally accepted accounting principles and certified by the chief financial officer of the Company, such consolidated balance sheet to be as of the end of such month and such consolidated statements of income, stockholders’ equity and cash flows to be for such month and for the period from the beginning of the fiscal year to the end of such month, in each case with comparative statements for the prior fiscal year;

(d) Budget. No later than thirty (30) days prior to the start of each fiscal year of the Company, consolidated capital and operating expense budgets, cash flow projections and income and loss projections for the Company and its subsidiaries in respect of such fiscal year, all itemized in reasonable detail and prepared on a monthly basis, and, promptly after preparation, any revisions to any of the foregoing;

(e) Accountant’s Letters. Promptly following receipt by the Company, each audit response letter, accountant’s management letter and other written report submitted to the Company by its independent public accountants in connection with an annual or interim audit of the books of the Company or any of its subsidiaries;

(f) Notices. Promptly after the commencement thereof, notice of all actions, suits, claims, proceedings, investigations and inquiries that could materially and adversely affect the Company or any of its subsidiaries; and

(g) Other Information. Promptly, from time to time, such other information regarding the business, prospects, financial condition, operations, property or affairs of the Company and its subsidiaries as such Investor reasonably may request.

6.2. Inspection, Consultation and Advice. The Company shall permit, and cause each of its subsidiaries to permit, each Investor and such persons as each such Investor may designate, at such Investor’s expense, to visit and inspect any of the properties of the Company and its subsidiaries, examine their books and take copies and extracts therefrom, discuss the affairs, finances and accounts of the Company and its subsidiaries with their respective officers, employees and independent public accountants (and the Company hereby authorizes such accountants to discuss with each such Investor and such designees such affairs, finances and accounts), and consult with and advise the management of the Company and its subsidiaries as to their affairs, finances and accounts, all at reasonable times and upon reasonable notice during normal business hours. The foregoing shall be in addition to, and not in lieu of, the Investors’ rights under applicable law.

6.3. Key Person Insurance. The Company shall obtain promptly after the date hereof obtain and thereafter maintain, “key person” term life insurance policies of at least $5,000,000 on the lives of each of Robert M. Givens, Douglas J. Shaw and John Seguin that name the Company as beneficiary.

6.4. Directors and Officers’ Insurance; Charter and Bylaws. The Company shall, as promptly as practicable following the date hereof, obtain and maintain directors and officers’ liability insurance coverage on terms satisfactory to a Two-Thirds Interest of at least $5,000,000 per occurrence, covering to the fullest extent permitted by law, among other things, violations of federal or state securities laws. The Company shall use its reasonable best efforts prior to any initial public offering of the Company’s capital stock to increase its directors’ and officers’ liability insurance to at least $15,000,000 per occurrence, including coverage of claims under the Securities Act and the Exchange Act. The Company shall at all times maintain provisions in its bylaws and the Charter indemnifying all directors against liability and absolving all directors from liability to the Company and its stockholders to the maximum extent permitted under the laws of the State of Delaware.

6.5. Reimbursement of Directors. The Company shall pay or promptly reimburse in full all of its Directors for all of their reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors or any committee thereof.

6.6. Employee Agreements. The Company shall obtain, and shall cause its subsidiaries, if any, to obtain, a Noncompetition, Confidential Information and Inventions Assignment Agreement in substantially the form of Exhibit B attached hereto from all future officers and employees and any consultants who have or will have access to confidential information of the Company or any of its subsidiaries, upon commencement of their employment or consulting arrangement with the Company or any of its subsidiaries.

6.7. Lock-Up Agreements. The Company will obtain agreements in writing from each future holder of stock or options of the Company as a condition to any issuance of stock or grant of options, agreeing not to directly or indirectly offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of stock of the Company in connection with any public offering of the Company’s capital stock without the written consent of the underwriters engaged by the Company for such offering, consistent with the provisions of Section 7.14 of this Agreement.

6.8. Material Adverse Change. The Company will promptly advise the Investors of any event that could have a Material Adverse Effect, and of each lawsuit or proceeding commenced or, if known by the Company, threatened against the Company that, if adversely determined with respect to the Company could have a Material Adverse Effect. The Company will promptly advise the Investors of any recall of the Company’s products and any Proceeding commenced or, if known by the Company, threatened that is related to the Company’s products and services.

6.9. Indemnification.

(a) Without limitation of any other provision of this Agreement, the Company, on its own behalf and on behalf of its successors and assigns, agrees to defend, indemnify and hold each Investor, its respective Affiliates and direct and indirect partners (including partners of partners and stockholders and members of partners), members, stockholders, directors, officers, employees and agents and each person who controls any of them within the meaning of Section 15 of the Securities Act, or Section 20 of the Exchange Act (the “Investor Indemnified Parties”) harmless from and against any and all damages, liabilities, losses, taxes, fines, penalties, diminution in value, reasonable costs and expenses (including, without limitation, reasonable fees of counsel, as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing and consequential damages) (“Losses”) sustained or suffered by any such Investor Indemnified Party, that may be based upon, relating to, arising out of, or by reason of (i) any breach of any covenant or agreement made by the

Company in this Agreement or (ii) any third party or governmental claims relating in any way to such Investor Indemnified Party’s status as a security holder, creditor, director, agent, representative or controlling person of the Company or otherwise relating to such Investor Indemnified Party’s involvement with the Company (including, without limitation, any and all Losses under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, that relate directly or indirectly to the registration, purchase, sale or ownership of any securities of the Company or to any fiduciary obligation owed with respect thereto), including, without limitation, in connection with any third party or governmental action or claim relating to any action taken or omitted to be taken or alleged to have been taken or omitted to have been taken by any Investor Indemnified Party as security holder, director, agent, representative or controlling person of the Company or otherwise, alleging so-called control person liability or securities law liability; provided, however, that the Company will not be liable to any Investor Indemnified Party to the extent that such Losses arise from and are based on (A) an untrue statement or omission of material fact or alleged untrue statement or omission of material fact in a registration statement or prospectus that is made in reliance on and in conformity with written information furnished to the Company by or on behalf of such Investor Indemnified Party or (B) conduct by such Investor Indemnified Party that, if committed by a director of the Company, would not be indemnifiable under the terms of the Charter, the Company’s bylaws or any indemnification contracts between the Company and any of its directors.

(b) If the indemnification provided for in Section 6.9(a) above for any reason is held by a court of competent jurisdiction to be unavailable to an Investor Indemnified Party in respect of any Losses referred to therein, then the Company, in lieu of indemnifying such Investor Indemnified Party thereunder, shall contribute to the amount paid or payable by such Investor Indemnified Party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Investors, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, then in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Investors in connection with the action or inaction that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company and the Investors shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Investors and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(c) Each of the Company and the Investors agrees that it would not be just or equitable if contribution pursuant to Section 6.9(b) were determined by pro rata or per capita allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 6.9(b).

(d) The Company agrees to pay or reimburse the Investors for all reasonable out-of-pocket costs and expenses, including, without limitation, the fees and disbursements of counsel and other professionals, incurred by them in connection with any modification, waiver, consent or amendment relating to this Agreement or any other agreement between the Company and the Investors.

SECTION VII. MISCELLANEOUS PROVISIONS

7.1. Reliance. Each of the parties hereto agrees that each covenant and agreement made by it in this Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement is material, shall be deemed to have been relied upon by the other parties and shall remain operative and in full force and effect after the date hereof regardless of any investigation by any other party. This Agreement shall not be construed to confer any right or benefit upon any Person other than the parties hereto and their respective successors and permitted assigns to the extent contemplated herein.

7.2. Legend on Securities. The Company and the Management Stockholders acknowledge and agree that, in addition to any other legend on the certificates representing Shares that may be held by them, the following legend (or one substantially similar to it) shall be typed on each certificate evidencing any of the Shares held at any time by any of the Management Stockholders:

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF A CERTAIN STOCKHOLDERS AGREEMENT, DATED AS OF NOVEMBER     , 2004, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER SET FORTH THEREIN. A COMPLETE AND CORRECT COPY OF SUCH AGREEMENT IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON WRITTEN REQUEST AND WITHOUT CHARGE.

7.3. Amendment and Waiver; Actions of the Board. Any party may waive in writing any provision hereof intended for its benefit. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party hereto at law or in equity or otherwise. This Agreement may be amended with the prior written consent of the Company, a Two-Thirds Interest and a Management Stockholder Majority. Any consent given as provided in the preceding sentence shall be binding on all Management Stockholders.

7.4. Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and mailed (by first class registered or certified mail, postage prepaid), telegraphed, sent by express overnight courier service or electronic facsimile transmission (with a copy by mail), or delivered to the applicable party at the addresses indicated below:

If to the Company:

Monotype Imaging Holdings Corp.

200 Ballardvale Street

Wilmington, MA 01887

Attn:

Telecopy No.:

With a copy to:

TA Associates, Inc.

High Street Tower, Suite 2500

125 High Street

Boston, MA 02110

Attn: A. Bruce Johnston

          Jonathan W. Meeks

Telecopy No.: (617) 574-6728

If to the Investors:

TA Associates, Inc.

High Street Tower, Suite 2500

125 High Street

Boston, MA 02110

Attn: A. Bruce Johnston

          Jonathan W. Meeks

Telecopy No.: (617) 574-6728

And:

D.B. Zwirn Special Opportunities Fund, L.P.

745 Fifth Avenue, 18th Floor

New York, NY 10151

Attention: Vasan Kesavan, Esq.

Telecopy No.: (646) 746-8669

With a copy to:

Goodwin Procter LLP

Exchange Place

53 State Street

Boston, MA 02109

Attn: Jeffrey C. Hadden, P.C.

Telecopy No.: (617) 523-1231

If to a Management Stockholder:

At such Management Stockholder’s address as then set forth in the books and records of the Company;

or, as to each of the foregoing, at such other address as shall be designated by applicable party in a written notice to other parties complying as to delivery with the terms of this Section 7.4. All such notices, requests, demands and other communications shall, when mailed, telegraphed or sent, respectively, be effective (i) two days after being deposited in the mails or (ii) one day after being delivered to the telegraph company, deposited with the express overnight courier service or sent by electronic facsimile transmission, respectively, addressed as aforesaid.

7.5. Headings. The section headings used or contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with counsel sophisticated in investment transactions. If an ambiguity or question of intent or interpretation arises, this Agreement and the agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the agreements, documents or instruments executed and delivered in connection herewith.

7.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.7. Remedies; Severability.

(a) It is specifically understood and agreed that any breach of the provisions of this Agreement by any Person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies that they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law) and the Company may refuse to recognize any unauthorized Transferee as one of its stockholders for any purpose, including, without limitation, for purposes of dividend and voting rights, until the relevant party or parties have complied with all applicable provisions of this Agreement.

(b) If one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason by a court of competent jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

7.8. Entire Agreement. This Agreement constitutes the entire understanding among the parties hereto and supersedes any prior agreement, written or oral, with respect to the subject matter hereof.

7.9. Adjustments. All references to share prices and amounts herein shall be equitably adjusted to reflect stock splits, stock dividends, recapitalizations and similar changes affecting the capital stock of the Company.

7.10. Law Governing. This Agreement shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Massachusetts (without giving effect to principles of conflicts of law).

7.11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto as contemplated herein, and any successor to the Company by way of merger or otherwise shall specifically agree to be bound by the terms hereof as a condition of such succession. The rights of the Investors hereunder shall be binding upon and inure to the benefit of their Transferees of their Shares as contemplated herein; provided, however, that in no event may any of the rights of D.B. Zwirn under Section VI be Transferred to any Transferee of any of its Shares (other than to a Transferee pursuant to a Transfer permitted pursuant to Section 3.2(d) hereof). Except as expressly provided herein, no Management Stockholder may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the Company and a Two-Thirds Interest, and without such prior written consent any attempted assignment or delegation shall be null and void.

7.12. Dispute Resolution.

(a) All disputes, claims, or controversies arising out of or relating to this Agreement, or any other agreement executed and delivered pursuant to this Agreement, or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby, that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before J.A.M.S./Endispute, Inc. in Boston, Massachusetts before a single arbitrator (the “Arbitrator”).

(b) The parties covenant and agree that the arbitration shall commence within ninety (90) days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration, the identity of all persons that may testify at the arbitration, a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witness or expert. The Arbitrator’s decision and award shall be made and delivered within six (6) months of the selection of the Arbitrator. The Arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The Arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

(c) The parties covenant and agree that they will participate in the arbitration in good faith and that they will, except as provided below, (i) bear their own attorney’s fees, costs and expenses in connection with the arbitration and (ii) share equally in the fees and expenses charged by the Arbitrator. The Arbitrator may in his or her discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party) against any party to a proceeding. Any party unsuccessfully refusing to comply with an order of the Arbitrator’s shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award. This Section 7.12 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm or to enforce its rights under any non-competition covenants.

(d) Each of the parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of J.A.M.S./Endispute, Inc. to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby and further consents to the jurisdiction of the courts of the Commonwealth of Massachusetts for the purposes of enforcing the arbitration provisions of Section 7.12 of this Agreement. Each party further irrevocably waives any objection to proceeding before the Arbitrator based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before the Arbitrator has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

7.13. Termination. Sections III, IV, V and VI shall terminate upon a Qualified Public Offering; provided, that the covenants set forth in Section 6.4 and Section 6.5 hereof shall continue for so long as any person nominated by a Two-Thirds Interest for election to the Board of Directors is a member of the Board of Directors, and the covenants set forth in Section 6.9 hereof shall continue for so long as any Investor holds any Shares or until the expiration of the applicable statute of limitations, if later.

7.14. Stockholder Lock-Up. Each Management Stockholder and D.B. Zwirn hereby agrees, if so requested by the Company and an underwriter retained by the Company in connection with any public offering of securities of the Company and if each stockholder of the Company will be similarly bound, not to directly or indirectly offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any Shares or other securities of the Company held by it for (a) one hundred eighty (180) days following the consummation of the Company’s initial public offering of Common Stock or (b) ninety (90) days following the consummation of any other public offering of Common Stock, as such underwriter shall specify reasonably and in good faith.

7.15. Confidentiality. Each Investor and Management Stockholder agrees that it shall hold in confidence, and shall cause its Affiliates and its and their Permitted Transferees to hold in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of applicable law, all information and documents relating to the Company or any of its Affiliates or any of the other parties to this Agreement provided to or acquired by such Investor or Management Stockholder pursuant to its rights under this Agreement or otherwise in connection with its investment in the Company, except to the extent that such information or documents can be shown to have been (a) previously known on a non-confidential basis by such Investor or Management Stockholder or (b) in the public domain through no fault of such Investor or Management Stockholder.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Stockholders Agreement to be duly executed as of the date first set forth above.

THE COMPANY:

MONOTYPE IMAGING HOLDINGS CORP.

By:	/s/ A. BRUCE JOHNSTON
Name:	A. Bruce Johnston
Title:	Vice President

Stockholders Agreement

INVESTORS:

TA IX L.P.
By: TA Associates IX LLC, its General Partner
By: TA Associates, Inc., its Manager

By:	*
Name:	A. Bruce Johnston
Title:	Managing Director

TA/ATLANTIC AND PACIFIC IV L.P.
By: TA Associates AP IV L.P., its General Partner
By: TA Associates, Inc., its General Partner

By:	*
Name:	A. Bruce Johnston
Title:	Managing Director

TA STRATEGIC PARTNERS FUND A L.P.
By: TA Associates SPF L.P., its General Partner
By: TA Associates, Inc., its General Partner

By:	*
Name:	A. Bruce Johnston
Title:	Managing Director

TA STRATEGIC PARTNERS FUND B L.P.
By: TA Associates SPF L.P., its General Partner
By: TA Associates, Inc., its General Partner

By:	*
Name:	A. Bruce Johnston
Title:	Managing Director

Stockholders Agreement

TA INVESTORS II, L.P.
By: TA Associates, Inc., its General Partner

By:	*
Name:	A. Bruce Johnston
Title:	Managing Director

TA SUBORDINATED DEBT FUND, L.P.
By: TA Associates SDF LLC, its General Partner
By: TA Associates, Inc., its Manager

By:	*
Name:	A. Bruce Johnston
Title:	Managing Director

* By:	/s/ A. BRUCE JOHNSTON
Name:	A. Bruce Johnston
Title:	Managing Director

D.B. ZWIRN SPECIAL
OPPORTUNITIES FUND, L.P.
By: D.B. Zwirn Partners, LLC, its General Partner
By: Zwirn Holdings, LLC, its Managing Member

By:	/s/ DANIEL B. ZWIRN
Name:	Daniel B. Zwirn
Title:	Managing Partner

Stockholders Agreement

EXHIBIT A

Form of Joinder Agreement

The undersigned hereby agrees, effective as of the date hereof, to become a party to that certain Stockholders Agreement (the “Agreement”) dated as of November 5, 2004, by and among Monotype Imaging Holdings Corp. (the “Company”) and the parties named therein and for all purposes of the Agreement, the undersigned shall be included within the term [“Management Stockholder”/”Investor”] (as defined in the Agreement). The undersigned further confirms that the representations and warranties contained in Section II of the Agreement are true and correct as to the undersigned as of the date hereof. The address and facsimile number to which notices may be sent to the undersigned is as follows:

Facsimile No.

[NAME OF UNDERSIGNED]

SCHEDULE A

Investors:

TA IX L.P.

TA/Atlantic and Pacific IV L.P.

TA Strategic Partners Fund A L.P.

TA Strategic Partners Fund B L.P.

TA Investors II, L.P.

TA Subordinated Debt Fund, L.P.

D.B. Zwirn Special Opportunities Fund, L.P.